|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Announces Leadership Changes in
China, India, Global Strategy and Finance

•	Stuart Rowley named vice president, Strategy

•	John Lawler named vice president and controller, succeeding Rowley

•	China operations to report directly to Dave Schoch, group vice president and president of Asia Pacific

•	Marin Burela to retire in October, named Asia Pacific special advisor

•	Nigel Harris named president of Changan Ford, succeeding Burela, and elected a corporate officer

DEARBORN, Mich., June 6, 2016 – Ford Motor Company today is announcing changes in its China, India, Global Strategy and Finance leadership team, as it elevates the reporting of its China operations and expands its business model to be both an auto and mobility company.

Stuart Rowley, previously vice president and controller, has been named to the new position of vice president of Strategy.

John Lawler, vice president and chairman and chief executive officer, Ford China, is appointed vice president and controller, Ford Motor Company, succeeding Rowley.

“Stuart and John have played key roles in delivering Ford’s long-term global growth strategy and strong financial performance,” said Mark Fields, Ford president and chief executive officer. “These moves are part of our commitment to continue developing our leadership team and strengthening their expertise throughout the business.”

At the same time, leadership of Ford’s operations in China – including the Ford China import business as well as Ford’s passenger car joint venture Changan Ford and commercial vehicle joint venture Jiangling Motors Corporation – will be directed by Dave Schoch, group vice president and president of Asia Pacific. Schoch will add the title of chairman and chief executive officer, Ford China.

“As our growth plans in China have developed, this market is delivering an increasingly important portion of our revenue and profits globally,” said Fields. “Elevating the reporting of this business right now reflects China’s importance in our profitable growth plan going forward.”

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Marin Burela, president of Changan Ford, has announced his intention to retire October 1 and is named Asia Pacific special advisor, reporting to Schoch in the interim.

“During his 32-year career at Ford, Marin has made significant contributions to our operations globally, including leading the development of our global small car portfolio and building Changan Ford into a very successful business in the world’s largest car market,” said Schoch. “We are grateful for his many years of service and wish him all the best going forward.”

Nigel Harris, president and managing director of Ford India is elected a company officer and named president of Changan Ford, succeeding Burela. Harris’ successor will be named at a later date.

Burela’s and Harris’ appointments are effective July 1. All other moves are effective immediately.

Rowley
In his new role, Rowley, 49, will report to John Casesa, group vice president, Global Strategy. He will play a leading role in Ford’s growth strategy by accelerating the development of new business models in both the company’s core and emerging business opportunities. This includes helping guide the company’s investments in new products and technologies to support a focus on innovation.

Rowley joined the company in 1990 and has served as controller since April 2012. Previously, he was chief financial officer, Ford of Europe. He also was chief financial officer and senior vice president of Volvo Car Corporation in Gothenburg, Sweden.

Lawler
Lawler, 50, will report to Bob Shanks, executive vice president and chief financial officer, Ford Motor Company, and will be based in Dearborn.

Lawler has served as chairman and chief executive officer of Ford China since December 2012 with responsibility of all operations and business leadership. Prior to this role, Lawler served as the chief financial officer for Ford Asia Pacific and Africa, based in Shanghai, and was responsible for the financial strategy and analysis of the company’s operations in the region. He joined the company in 1990.

Schoch
A Ford veteran of more than 30 years, Schoch, 65, has held senior leadership roles in Ford operations across the globe, including serving as chairman and CEO of Ford China from 2011 to 2012 and his current role as president of Ford's Asia Pacific operations, a role he has held since December 2012. Schoch holds a unique skill set well-suited to lead Ford China as well as Asia Pacific as the company continues to implement its long-term growth plan for the region.

Burela
In his new role, Burela, 55, will report to Schoch, advising on key strategic initiatives within Asia.

Burela has served as president of Changan Ford since 2010. He joined Ford in 1984 as an engineering graduate trainee and has served in a variety of leadership roles globally, including serving as president and CEO of Australia, leading small car development globally and serving in senior management roles in Jaguar and Land Rover.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Harris
Harris, 54, will report to Schoch and be based in Chongqing.

Harris is a seasoned executive with extensive experience in sales and marketing. Most recently, he served as president and managing director of Ford India, leading the team as they established the critical building blocks for success. He also has held a variety of sales and marketing roles across Europe, Africa and Asia Pacific, including serving as general manager for sales at Changan Ford and Asia Pacific vice president of Sales and Service. He joined the company in New Zealand in 1985.

Related Information

•	For biographical information and photos of Stuart Rowley, click here.

•	For biographical information and photos of John Lawler, click here.

•	For biographical information and photos of Dave Schoch, click here.

•	For biographical information and photos of Marin Burela, click here.

•	For biographical information and photos of Nigel Harris, click here.

# # #

About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Mike Moran	Karen Hampton
	+1.313.322.1602	+86.139.1650.1936 (cell)
	mmoran@ford.com	khampto2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.